Exhibit 10.3

Amendment to EMPLOYMENT AGREEMENT
This Amendment to Employment Agreement (this “Amendment”), dated as of August 25, 2015 and effective as of the Effective Date (as defined below), is entered into by and between Ascent Capital Group, Inc., a Delaware corporation (the “Company”), and Michael R. Haislip (“Executive”).
INTRODUCTION
The Executive and the Company entered into an Employment Agreement dated as of September 30, 2011 (the “Original Agreement”). The Company and Executive desire to amend the Original Agreement as set forth herein.
The Executive has previously informed the Company of his intention to retire from his current roles as Executive Vice President of the Company and Chief Executive Officer of the Company’s wholly-owned subsidiary Monitronics International, Inc. (“Monitronics”), and the parties desire to arrange for an orderly transition of the Executive’s duties.
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENT
1.Employment.

Section 1.1 of the Original Agreement is hereby amended and restated to read in its entirety as follows:
“Upon the terms and conditions hereinafter set forth, the Company hereby employs Executive, and Executive hereby accepts employment, as Senior Executive Advisor of the Company, effective as of September 10, 2015 (the “Effective Date”).”
2.Term.

Section 1.2 of the Original Agreement is hereby amended and restated to read in its entirety as follows:
“Subject to Article IV below, Executive’s employment hereunder shall terminate at the close of business on March 31, 2017 (the “Term”). Upon such termination date the Company’s sole obligations shall be to:
(a) pay any Base Salary that is accrued but unpaid as March 31, 2017; and
(b) pay Executive for any reimbursement of expenses incurred in accordance with Section 3.2.
(c) any outstanding equity awards held by Executive shall be treated as provided in the applicable award agreement and plan award agreement and for the sole and exclusive purpose of determining Executive’s rights under the applicable equity award agreement, the expiration of the Term shall be deemed a Termination Without Cause .

3.Duties.

Section 1.3 of the Original Agreement is hereby amended and restated to read in its entirety as follows:
“During the Term, Executive shall provide advice and guidance to, and consult with, the Chief Executive Officer of the Company and the Chief Executive Officer of Monitronics from time to time. Executive shall abide by all rules, regulations and policies of the Company and its Affiliates, as may be in effect from time to time. Subject to the restrictions set forth in Section 5.3 of this Agreement, Executive may be engaged in other business endeavors so long as the time allocated to such activities does not interfere with or conflict with the discharge of Executives duties as set forth in this Agreement.
4.Location.

Section 1.5 of the Original Agreement is hereby amended and restated to read in its entirety as follows:
“Except for services rendered during business trips as may be reasonably necessary, Executive may render his services under this Agreement primarily from his residence and shall not be required to render such services from the offices of Monitronics in the Dallas, Texas area or the offices of the Company in Englewood, Colorado.”
5.Base Salary.

Section 2.2 of the Original Agreement is hereby amended and restated to read in its entirety as follows:
“Commencing on the Effective Date, the Executive’s rate of pay shall be an annual base salary of $361,680 per year (the “Base Salary”), payable by the Company in accordance with the Company’s normal payroll practices.”
6.Bonus.

Section 2.3 of the Original Agreement is hereby amended and restated to read in its entirety as follows:
“Executive shall not be eligible for an annual bonus with respect to the 2015 fiscal year, and commencing with the 2016 fiscal year, Executive shall no longer be eligible to receive an annual bonus.”
7.Vacation.

Section 3.3 of the Original Agreement is hereby amended and restated to read in its entirety as follows:
“Any vacation time accrued but unused as of the Effective Date will be paid to Executive in a lump sum cash payment.”
8.Termination of Employment for Cause.

The second and third paragraphs of Section 4.1 of the Original Agreement are hereby amended and restated to read in its entirety as follows:

“Commencing on the Effective Date, for purposes of this Agreement, “Cause” shall mean: (a) (i) any material act or omission that constitutes a breach by Executive of any of his material obligations or duties under this Agreement (ii) the violation by Executive of any material policy, rule or regulation of the Company or any of its Affiliates or (iii) the violation of any material law or regulation applicable to the business of the Company or any of its Affiliates; (b) Executive’s intentional act or intentional omission constituting fraud, or an intentional material misrepresentation, occurring subsequent to the commencement of his employment with the Company; or (c) any other intentional misconduct by Executive that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any of its Affiliates.
Notwithstanding the foregoing, no purported Termination For Cause pursuant to (a), (b), or (c) of the preceding paragraph of this Section 4.1 shall be effective unless all of the following provisions shall have been complied with: (i) Executive shall be given written notice by the Company of its intention to effect a Termination For Cause, such notice to state in detail the particular circumstances that constitute the grounds on which the proposed Termination For Cause is based; and (ii) Executive shall have fifteen (15) business days after receiving such notice in which to cure such grounds, to the extent such cure is possible, as determined in the sole discretion of the Company.”
9.Termination of Employment Without Cause.

Section 4.2 of the Original Agreement is hereby amended and restated to read in its entirety as follows:
“4.2    Termination of Employment Without Cause. During the Term, the Company may at any time, in its sole discretion, terminate the employment of Executive hereunder for any reason (other than those set forth in Section 4.1 above) upon written notice to Executive. In such event, the Company shall pay Executive an amount in cash equal to the sum of the following:
(a) any Base Salary that is accrued but unpaid as of the date of termination, plus the balance of any Base Salary payments that would have been paid to Executive for the remainder of the Term; and
(b) any reimbursement for expenses incurred in accordance with Section 3.2.
(c) any equity awards held by Executive shall be treated as provided in the applicable award agreement and plan award agreement (e.g., acceleration of vesting per plan agreement)
Subject to Section 4.9, any payment to which Executive becomes entitled under this Section 4.2 or Section 4.3 shall be payable in a lump sum on the sixtieth (60th) day following the date of termination of Executive’s employment (or, if such day is not a business day, on the first business day thereafter).
In addition, subject to Sections 4.6, 4.7, 4.8, 4.9, 5.3 and 5.4 below, to the extent such coverage is available and is elected by Executive under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall contribute to the health insurance plan maintained by the Company and covering the Executive and his dependents as of the date of termination, or any successor plan maintained by the Company, that amount that reflects the proportionate part of the premium for such coverage that is paid by the Company as of the date of termination (the “Benefits Payments”), such Benefits Payments to be made monthly in accordance with the Company’s normal procedures for the payment of health insurance premiums, throughout the period beginning on the date of termination and ending on March 31, 2017 (the “Reimbursement Period”) (i.e., Executive shall bear responsibility for that portion of the health insurance premiums in excess of the Benefits Payments), or, alternately, in the Company’s sole discretion, the Company shall reimburse Executive the amount of the Benefits Payment on a monthly basis during the Reimbursement Period, upon Executive’s submission to the Company of adequate proof of payment of the full COBRA premium by Executive; provided, however, that if Executive becomes employed with another employer during the Reimbursement Period and is eligible to receive health and/or medical benefits that are substantially comparable to those offered by the Company under such other employer’s plans, the Company’s payment obligation under this paragraph shall end. Notwithstanding the foregoing, in the event that the Company’s group health plan is insured and under applicable guidance the reimbursement of COBRA premiums causes the Company’s group health plan to violate any applicable nondiscrimination rule, the Company and Executive agree to negotiate in good faith a mutually agreeable alternative arrangement. For the avoidance of doubt, Executive shall be responsible for paying any U.S. federal or state income taxes associated with the Benefits Payments.
Executive acknowledges that the payments and benefits referred to in this Section 4.2, together with any rights or benefits under any written plan or agreement which have vested on or prior to the termination date of Executive’s employment under this Section 4.2, constitute the only payments which Executive shall be entitled to receive from the Company or any of its Affiliates hereunder in the event of any termination of his employment pursuant to this Section 4.2, and the Company and its Affiliates shall have no further liability or obligation to him hereunder or otherwise in respect of his employment.”
10.Incentive Equity Award .
Article II of the Original Agreement shall be amended by the addition of the following provision:
“2.6 Incentive Equity Award
. Subject to approval by the Compensation Committee of the Board of Directors of Ascent Capital Group Inc., as part of the consideration for Executive’s services to the Company during the Term, the Company shall grant to Executive, pursuant to the Ascent Capital Group, Inc. 2015 Omnibus Incentive Plan or such successor incentive plan as may be in place from time to time (the “Plan”):
(i)5000 restricted shares of ASCMA Class A Common Stock (the “Restricted S    hares”), subject to the Ascent Capital Group, Inc. 2015 Omnibus Incentive Plan Restricted Stock Award Agreement; and (b) Subject to compliance with the terms of this Amended and Restated Employment Agreement, the Restricted Shares shall vest as follows: (i) 20% as of June 14, 2016; (ii) 30% as of December 31, 2016 and (iii) 50% as of March 31, 2017.

11.Death; Disability. (a) Section 4.5(a) of the Original Agreement is hereby amended and restated to read in its entirety as follows:

“(a) any Base Salary that is accrued but unpaid as of the date of death or termination for Disability, plus the balance of any Base Salary payments that would have been paid to Executive for the remainder of the Term; and”
(b) Section 4.5(b) of the Original Agreement is hereby amended and restated to read in its entirety as follows:
“(b) any reimbursement for expenses incurred in accordance with Section 3.2. and any equity awards held by Executive shall be treated as provided in the applicable award agreement and plan award agreement (e.g., acceleration of vesting per plan agreement)”

(c) Section 4.5(c) of the Original Agreement is hereby deleted in its entirety.
12.Severance Agreement and Release.

Section 4.7 of the Original Agreement is hereby amended and restated to read in its entirety as follows: “[Intentionally omitted.].”
13.Continued Compliance.

Section 4.8 of the Original Agreement is hereby amended and restated to read in its entirety as follows: “[Intentionally omitted.].”
14.Except as amended by the preceding provisions of this Amendment, the Original Agreement shall remain in full force and effect according to its terms.

15.This Amendment will be governed by, and construed in accordance with, the substantive laws of the State of Texas without giving effect to principles relating to conflicts of law.

16.This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of August 25, 2015.

"COMPANY"
ASCENT CAPITAL GROUP, INC.
By:	/s/ William E. Niles
William E. Niles
Executive Vice President and General Counsel

"EXECUTIVE"
By:	/s/ Michael R. Haislip
Michael R. Haislip